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                                                                     EXHIBIT 12


                      BRAND SERVICES, INC. AND SUBSIDIARIES

                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                       (In thousands except ratio amounts)

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

                                                                             Year Ended December 31
                                                                  -------------------------------------------
                                                                     2001            2000             1999
                                                                  ---------        ---------        ---------
EARNINGS:
   Pretax income (loss)                                            $  9,836         $    816        $ (1,863)
   Fixed charges                                                     29,096           27,607          23,833
    Accretion of preferred stock dividends                           (7,308)          (6,338)         (5,497)
                                                                   --------         --------        --------
           Earnings                                                  31,624           22,085          16,473
                                                                   --------         --------        --------
FIXED CHARGES:
   Interest expense                                                  20,797           20,414          17,758
   Interest portion of rental expense                                   991              855             578
   Accretion of preferred stock dividends                             7,308            6,338           5,497
                                                                   --------         --------        --------
           Total fixed charges                                     $ 29,096         $ 27,607        $ 23,833
                                                                   ========         ========        ========
Ratio of earnings to fixed charges and preferred stock
   dividends(1)                                                        1.1x             0.8x            0.7x

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(1)  For the purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, amortization of debt issuance costs and accretion of preferred stock dividends. The deficiency of earnings to cover fixed charges for the years ended December 31, 2000 and 1999 were $5,522 and $7,360, respectively.